UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	January 26, 2016

PATRICK INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Indiana	000-03922	35-1057796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

107 West Franklin, P.O. Box 638, Elkhart, Indiana	46515
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code	(574) 294-7511

(Former name or former address if changed since last report)

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On January 26, 2016, Patrick Industries, Inc. (the “Company”) announced that its Board of Directors approved a new stock repurchase program for purchasing up to $50 million of the Company's common stock over the next 24 months. Share repurchases may be made from time to time in open market transactions at prevailing market prices, or in privately negotiated transactions or otherwise. The timing and amount of purchases under the program are discretionary and will be determined by management and the Board of Directors based upon market and business conditions, stock price and other factors. The repurchase of any shares under the new stock repurchase program will be subject to restrictions under insider trading laws and the Company’s self-imposed blackout periods, as well as the timing of the release of the Company’s financial results for the year ended December 31, 2015. All or part of the repurchases may be implemented under a Rule 10b5-1 trading plan, which would allow repurchases under pre-set terms at times when the Company might otherwise be prevented from doing so under insider trading laws or because of self-imposed blackout periods.

In addition, the Company also announced that it has fully utilized the authorization under its previous stock repurchase program, which was originally announced in February 2013 and subsequently expanded in February 2014 and February 2015. The Company repurchased in the aggregate 1,817,313 shares under the previous stock repurchase program at an average price of $25.04 per share for a total cost of approximately $46 million.

A copy of the press release announcing the new repurchase program is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1 - Press Release issued January 26, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRICK INDUSTRIES, INC.
(Registrant)

Date: January 26, 2016	By:	/s/ Joshua A. Boone
Joshua A. Boone
Chief Financial Officer